UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2004

VENTURI PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13956	56-1930691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

Five LakePointe Plaza
2709 Water Ridge Parkway, 2nd Floor
Charlotte, North Carolina 28217

(Address of Principal Executive Offices)

(704) 442-5100

(Registrant’s Telephone Number, including Area Code)

Item 5.      Other Events

     As previously announced, on July 19, 2004, Venturi Partners, Inc., a Delaware corporation (“Venturi”), Venturi Technology Partners, LLC, a North Carolina limited liability company and indirect, wholly owned subsidiary of Venturi (“Partners”), VTP, Inc., a Delaware corporation and wholly owned subsidiary of Venturi (“Merger Sub”), COMSYS Holding, Inc., a Delaware corporation (“Holding”), COMSYS Information Technology Services, Inc., a Delaware corporation and wholly owned subsidiary of Holding (“COMSYS”), and each holder of capital stock of Holding (the “Holding Stockholders”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Holding (the “Merger”), and Holding will continue as the surviving entity and will be a wholly owned subsidiary of Venturi. The Holding Stockholders will receive new shares of Venturi’s common stock in connection with the Merger, and current holders of Venturi common stock will continue to hold their existing shares after the Merger. The completion of the Merger is subject to several conditions, including approval by the stockholders of Venturi, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the sale of Venturi’s commercial staffing business, Venturi Staffing Partners, Inc. (“Venturi Staffing”). A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K.

     Upon completion of the Merger, the Holding Stockholders will own approximately 55.5% of the common stock of the combined company, on a fully diluted basis, subject to certain adjustments set forth in the Merger Agreement. The combined company will operate under the COMSYS name and will apply for continued listing on NASDAQ, initially under the existing Venturi trading symbol (VENP). The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     In connection with the Merger Agreement, Venturi entered into a second amendment (the “Second Rights Agreement Amendment”) to its Amended and Restated Rights Agreement dated as of April 14, 2003 (the “Rights Agreement”). A copy of the Second Rights Agreement Amendment is attached as Exhibit 4.1 to this Current Report on Form 8-K. A copy of the Rights Agreement is filed as Exhibit 1 to Venturi’s Amendment No. 4 to Registration Statement on Form 8-A12B/A filed with the U.S. Securities and Exchange Commission on April 16, 2003. The Second Rights Agreement Amendment generally provides that the Rights (as defined in the Rights Agreement) will not become exercisable as a result of execution of the Merger Agreement and completion of the transactions contemplated thereby. The Second Rights Agreement Amendment also provides that the Rights Agreement will terminate immediately prior to the effective time of the Merger.

     In addition, on July 19, 2004, Venturi, PFI Corp., a Delaware corporation, and Compass CS Inc. (“Compass”), a Delaware corporation, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Venturi will sell its commercial staffing business, Venturi Staffing, to Compass for $30.3 million in cash. Venturi expects the sale transaction to yield approximately $25.5 million in cash proceeds, after expenses of the transaction and payment of certain liabilities retained by Venturi. The sale of Venturi Staffing is expected to close simultaneously with the Merger. The two transactions are linked, and neither will be completed unless both are completed at the same time. The completion of the sale of

Venturi Staffing is subject to several conditions, including approval by the stockholders of Venturi as well as each beneficial owner of 5% or more of Venturi’s common stock. The purchaser in this transaction, Compass, is affiliated with The Compass Group International LLC, a significant stockholder of Venturi. A member of the Board of Directors of Venturi, Elias J. Sabo, is a director of Compass CS as well and an affiliate of The Compass Group International LLC. A copy of the Stock Purchase Agreement is attached as Exhibit 2.2 to this Current Report on Form 8-K.

     The foregoing description of the Merger, the Merger Agreement, the Second Rights Agreement Amendment and the Stock Purchase Agreement is qualified in its entirety by reference to the Exhibits attached hereto, each of which is incorporated by reference into this Current Report on Form 8-K.

Item 7.      Financial Statements and Exhibits

(a)	Financial Statements

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

Exhibit 2.1	Agreement and Plan of Merger dated as of July 19, 2004 among Venturi Partners, Inc., Venturi Technology Partners, LLC, VTP, Inc., COMSYS Holding, Inc., COMSYS Information Technology Services, Inc., and each holder of capital stock of COMSYS Holding, Inc.*

Exhibit 2.2	Stock Purchase Agreement dated as of July 19, 2004 among Venturi Partners, Inc., PFI Corp. and Compass CS Inc.*

Exhibit 4.1	Second Amendment to Amended and Restated Rights Agreement dated as of July 19, 2004 between Venturi Partners, Inc. and Wachovia Bank, National Association, as rights agent

*	Certain exhibits and schedules, as identified in the table of contents of the applicable agreement, have been omitted and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2004

Venturi Partners, Inc.

	By:	/s/ Ken R. Bramlett, Jr.

Ken R. Bramlett, Jr.
Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit	Description

Exhibit 2.1	Agreement and Plan of Merger dated as of July 19, 2004 among Venturi Partners, Inc., Venturi Technology Partners, LLC, VTP, Inc., COMSYS Holding, Inc., COMSYS Information Technology Services, Inc., and each holder of capital stock of COMSYS Holding, Inc.*

Exhibit 2.2	Stock Purchase Agreement dated as of July 19, 2004 among Venturi Partners, Inc., PFI Corp. and Compass CS Inc.*

Exhibit 4.1	Second Amendment to Amended and Restated Rights Agreement dated as of July 19, 2004 between Venturi Partners, Inc. and Wachovia Bank, National Association, as rights agent

*	Certain exhibits and schedules, as identified in the table of contents of the applicable agreement, have been omitted and will be furnished to the Securities and Exchange Commission upon request.